Exhibit 99

CDW Reports Second Quarter 2012 Results

Achieves Record Net Sales

Second quarter 2012 highlights:

  Net sales of $2.6 billion, up 7.2 percent year-over-year
  Adjusted EBITDA of $201 million, up 7.0 percent year-over-year

VERNON HILLS, Ill.--(BUSINESS WIRE)--August 1, 2012--CDW Corporation, a leading multi-brand technology solutions provider to business, government, education and healthcare, today announced second quarter 2012 results.

“The combined power of CDW’s diversified sales channels and broad solutions portfolio was evident once again as we grew faster than market estimates within the second quarter’s more challenging economic environment,” said Thomas E. Richards, chief executive officer of CDW. “Continuing the trend we saw over the past two quarters, sales growth was led by strong performances in our Healthcare and Government customer channels. Both our Canadian operations and Advanced Services business, which includes professional engineering, hosting and data center services, grew faster than 20 percent and together represented six percent of total sales.”

“Our strategy to invest in an expanded solutions suite and enhanced selling and delivery capabilities is paying off. Network communications equipment, a key component in many integrated solutions, was the leading product category contributor to second quarter net sales growth. Network management, virtualization and security software were CDW’s top three fastest growers for second quarter software net sales.”

“We maintained excellent profitability in this more challenging environment. Adjusted EBITDA grew seven percent even as we absorbed our investment in nearly 500 new coworkers since last year’s second quarter to support our growth goals.”

“Our priorities for 2012 remain unchanged,” continued Richards. “We intend to outpace market growth in 2012 through our enhanced solutions offerings, disciplined investment in additional sales and service delivery capabilities and continuous enhancement in our core business. These priorities will help ensure we continue to deliver easy-to-access, easy-to-use and technology-agnostic solutions to our more than 250,000 customers across North America and generate profitable growth,” concluded Richards.

For the quarter ended June 30, 2012, net sales increased 7.2 percent compared to the quarter ended June 30, 2011. Gross profit increased 6.5 percent for the quarter, with a gross profit margin of 16.5 percent versus 16.6 percent in the second quarter of 2011. Adjusted EBITDA increased 7.0 percent driven by higher net sales, and the Adjusted EBITDA margin was 7.8 percent of net sales, the same as the second quarter of 2011. Coworker count was 6,909 as of June 30, 2012, 477 coworkers higher than June 30, 2011.

Second Quarter of 2012 Highlights:

Total net sales in the second quarter of 2012 were $2.585 billion compared to $2.412 billion in the second quarter of 2011, an increase of 7.2 percent. Average daily sales in the second quarter of 2012 were $40.4 million compared to $37.7 million in the second quarter of 2011, representing a 7.2 percent increase. There were 64 selling days in both the second quarter of 2012 and 2011.

  Total Corporate segment net sales in the second quarter of 2012 were $1.394 billion compared to $1.338 billion in the second quarter of 2011, representing an increase of 4.2 percent. Average daily sales in the second quarter of 2012 were $21.8 million compared to $20.9 million in the second quarter of 2011, representing a 4.2 percent increase. Sales growth in the Corporate segment reflected the impact of the second quarter’s macro-economic headwinds.
  Total Public segment net sales in the second quarter of 2012 were $1.040 billion compared to $951.2 million in the second quarter of 2011, representing an increase of 9.4 percent. Average daily sales in the second quarter of 2012 were $16.3 million compared to $14.9 million in the second quarter of 2011, representing an increase of 9.4 percent. The Public segment was led by continued strong performance from CDW’s Healthcare and Government customer channels.
  Total “Other” segment net sales, comprised of CDW’s Canadian operations and Advanced Services business rose 22.4 percent in the second quarter of 2012 to $149.9 million compared to $122.5 million in the second quarter of 2011. Sales gains were greater than 20 percent for both Canada (in US dollars) and Advanced Services, which together represented 6 percent of total net sales.

Gross profit for the second quarter of 2012 was $426.9 million compared to $400.8 million in the second quarter of 2011, representing an increase of 6.5 percent. Gross profit margin was 16.5 percent in the second quarter of 2012, versus 16.6 percent for the same period of 2011, as reduced vendor funding as a percentage of sales was partially offset by the reversal of a reserve accrual due to a favorable vendor audit outcome.

Total selling and administrative expenses, including advertising expense, were $290.5 million in the second quarter of 2012 compared to $272.6 million in the second quarter of 2011, representing an increase of 6.6 percent. This increase was primarily due to increased sales commissions and other variable compensation costs consistent with increased sales and gross profit, as well as incremental sellers and specialists coworkers and increased advertising expense.

Adjusted EBITDA was $200.6 million in the second quarter of 2012 compared to $187.5 million in the second quarter of 2011, representing an increase of 7.0 percent. Second quarter 2012 Adjusted EBITDA margin was flat versus last year’s second quarter at 7.8 percent.

Net Income was $36.8 million for the second quarter of 2012, up from 2011’s second quarter net loss of $34.8 million, which included a pre-tax $115.7 million charge for debt extinguishment related to the repurchase and refinancing of debt and an associated $19.4 million reduction in interest expense.

First Six Months of 2012 Highlights:

Total net sales in the first six months of 2012 were $4.904 billion compared to $4.542 billion in the first six months of 2011, an increase of 8.0 percent. Gross profit for the first six months of 2012 was $811.5 million compared to $751.2 million in the first six months of 2011, representing an increase of 8.0 percent.

Total selling and administrative expenses, including advertising expense, were $571.5 million in the first six months of 2012 compared to $531.3 million in the first six months of 2011, representing an increase of 7.6 percent. Adjusted EBITDA was $367.0 million in the first six months of 2012 compared to $343.0 million in the first six months of 2011, representing an increase of 7.0 percent.

Net Income was $47.7 million for the first six months of 2012 versus the first six months of 2011 net loss of $39.0 million, which included a pre-tax $118.9 million charge for debt extinguishment related to the repurchase and refinancing of debt and an associated $19.4 million reduction in interest expense.

Forward Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, CDW’s substantial indebtedness; restrictions imposed by agreements relating to CDW’s indebtedness on its operations and liquidity; changes in economic conditions; decreases in spending on technology products by CDW’s customers; CDW’s relationships with vendor partners and availability of their products; continued innovations in hardware, software and services by CDW’s vendor partners; substantial competition that could reduce CDW’s market share; the continuing development, maintenance and operation of CDW’s information technology systems; potential breaches of data security; potential failures to comply with public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW’s customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW’s primary facilities or customer data centers; CDW’s dependence on commercial delivery services; CDW’s exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW’s operating results; current and future legal proceedings and audits; and other risk factors or uncertainties identified from time to time in CDW Corporation’s filings with the Securities and Exchange Commission (“SEC”). Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Forward-Looking Statements” and “Risk Factors” in CDW Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC and other subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA are non-GAAP financial measures. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to the company’s operating performance and cash flows including CDW’s ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in the company’s credit agreements. Reconciliations of EBITDA and Adjusted EBITDA to net income (loss) for the three and six months ended June 30, 2012 and 2011 are provided in the attached schedules.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. Ranked No. 32 on Forbes’ list of America’s Largest Private Companies and No. 270 on the FORTUNE 500, CDW was founded in 1984 and employs more than 6,900 coworkers. For the trailing twelve months ended June 30, 2012, the company generated net sales of more than $9.9 billion. For more information, visit www.CDW.com.

A live web cast of CDW’s management discussion of the second quarter of 2012 results will be available at www.cdw.com/investor. The web cast will begin today, August 1, 2012, at 10:30 a.m. ET / 9:30 a.m. CT. An audio replay of the call will also be available at www.cdw.com/investor for approximately two weeks.

Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

For more information about CDW:

Visit CDW on the Internet at http://www.cdw.com. Contact CDW Investor Relations via the Internet at investorrelations@cdw.com.

CDW is a registered trademark of CDW LLC.

CDW CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (dollars in millions) (unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change

Net sales	$2,584.7	$2,412.1	7.2%	$4,903.9	$4,541.7	8.0%
Cost of sales	2,157.8	2,011.3	7.3	4,092.4	3,790.5	8.0

Gross profit	426.9	400.8	6.5	811.5	751.2	8.0

Selling and administrative expenses	259.5	243.4	6.6	511.1	472.7	8.1
Advertising expense	31.0	29.2	6.1	60.4	58.6	3.2

Income from operations	136.4	128.2	6.4	240.0	219.9	9.1

Interest expense, net	(76.9)	(65.7)	17.1	(155.8)	(157.8)	(1.3)
Net loss on extinguishments of long-term debt	-	(115.7)	nm*	(9.4)	(118.9)	(92.1)
Other income, net	0.2	-	nm*	-	0.5	nm*

Income (loss) before income taxes	59.7	(53.2)	nm*	74.8	(56.3)	nm*

Income tax (expense) benefit	(22.9)	18.4	nm*	(27.1)	17.3	nm*

Net income (loss)	$36.8	$(34.8)	nm* %	$47.7	$(39.0)	nm* %

* Not meaningful

CDW CORPORATION AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA
(dollars in millions)
(unaudited)

We have included reconciliations of EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2012 and 2011 below. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change

Net income (loss)	$36.8	$(34.8)		$47.7	$(39.0)
Depreciation and amortization	53.2	50.8		105.7	102.4
Income tax expense (benefit)	22.9	(18.4)		27.1	(17.3)
Interest expense, net	76.9	65.7		155.8	157.8
EBITDA	189.8	63.3		336.3	203.9
Adjustments:
Non-cash equity-based compensation	5.8	4.1		11.5	8.1
Sponsor fee	1.2	1.2		2.5	2.5
Consulting and debt-related professional fees	0.4	0.1		0.5	4.1
Net loss on extinguishments of long-term debt	-	115.7		9.4	118.9
Other adjustments (a)	3.4	3.1		6.8	5.5
Adjusted EBITDA	$200.6	$187.5	7.0%	$367.0	$343.0	7.0%

(a)	Other adjustments primarily include certain retention costs.

CDW CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (dollars in millions) (unaudited)

	June 30,	December 31,	June 30,
	2012	2011	2011
Assets

Current assets:
Cash and cash equivalents	$158.7	$99.9	$44.6
Accounts receivable, net of allowance for doubtful accounts of $5.4, $5.4 and $5.9, respectively	1,238.3	1,254.9	1,178.3
Merchandise inventory	321.6	321.7	348.9
Miscellaneous receivables	160.7	143.6	187.7
Deferred income taxes	21.5	24.6	50.6
Prepaid expenses and other	63.5	34.7	56.7
Total current assets	1,964.3	1,879.4	1,866.8

Property and equipment, net	142.3	154.3	150.8
Goodwill	2,208.5	2,208.4	2,210.3
Other intangible assets, net	1,557.7	1,636.0	1,712.9
Deferred financing costs, net	60.7	68.5	76.5
Other assets	2.0	3.0	4.6
Total assets	$5,935.5	$5,949.6	$6,021.9

Liabilities and Shareholders’ Equity (Deficit)

Current liabilities:
Accounts payable – trade	$688.3	$517.8	$654.7
Accounts payable – inventory financing	253.2	278.7	118.0
Current maturities of long-term debt	-	201.0	-
Accrued expenses and other liabilities	356.0	343.8	318.4
Total current liabilities	1,297.5	1,341.3	1,091.1

Long-term liabilities:
Debt	3,871.4	3,865.0	4,226.0
Deferred income taxes	656.7	692.0	711.2
Other liabilities	58.8	58.6	62.9
Total long-term liabilities	4,586.9	4,615.6	5,000.1

Total shareholders’ equity (deficit)	51.1	(7.3)	(69.3)
Total liabilities and shareholders’ equity (deficit)	$5,935.5	$5,949.6	$6,021.9

CDW CORPORATION AND SUBSIDIARIES NET SALES DETAIL (dollars in millions) (unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Corporate:
Medium / Large	$1,124.7	$1,075.0	4.6%	$2,214.3	$2,097.9	5.6%
Small Business	269.7	263.4	2.4	542.9	519.8	4.4
Total Corporate	$1,394.4	$1,338.4	4.2%	$2,757.2	$2,617.7	5.3%

Public:
Government	$318.0	$296.1	7.4%	$580.6	$528.0	9.9%
Education	349.5	343.3	1.8	571.2	557.9	2.4
Healthcare	372.9	311.8	19.6	706.2	589.2	19.9
Total Public	$1,040.4	$951.2	9.4%	$1,858.0	$1,675.1	10.9%

Other	$149.9	$122.5	22.4%	$288.7	$248.9	16.0%

Total Net Sales	$2,584.7	$2,412.1	7.2%	$4,903.9	$4,541.7	8.0%

CDW CORPORATION AND SUBSIDIARIES DEBT AND WORKING CAPITAL INFORMATION (dollars in millions) (unaudited)

	June 30,	December 31,	June 30,
	2012	2011	2011

Debt and ABL Revolver Availability
Cash and cash equivalents	$158.7	$99.9	$44.6
Total debt – GAAP basis	$3,871.4	$4,066.0	$4,226.0
Total debt – Term Loan basis(1)	$4,119.2	$4,314.3	$4,283.7
Senior secured debt – Term Loan basis(1)	$1,841.6	$2,048.2	$2,258.2
Outstanding borrowings under ABL Revolver	$-	$-	$160.0
Borrowing base under ABL Revolver (2)	$991.5	$1,072.1	$970.2
ABL Revolver availability	$651.7	$679.3	$705.9
Cash plus ABL Revolver availability	$810.4	$779.2	$750.5

Credit Agreement Coverage Ratios
Senior secured leverage ratio (net basis)	2.3	2.7	3.4
Maximum allowed senior secured leverage ratio	7.0	7.25	7.5
Total net leverage ratio	5.3	5.9	6.5

Working Capital
Days of sales outstanding (DSO) (3)	39	44	40
Days of supply in inventory (DIO) (3)	14	15	16
Days of purchases outstanding (DPO) (3)	(33)	(32)	(28)
Cash conversion cycle (3)	20	27	28

(1)	As defined under our Term Loan agreement. Includes amounts owed under certain inventory financing agreements and excludes unamortized debt premiums.
(2)	Amount in effect at quarter end
(3)	Based on a rolling three month average

CDW CORPORATION AND SUBSIDIARIES CASH FLOW INFORMATION (dollars in millions) (unaudited)

	Six Months Ended June 30,
	2012	2011

Cash flows from operating activities	$304.7	$129.8

Cash flows from investing activities	(15.7)	(26.5)

Net change in accounts payable – inventory financing	(25.5)	89.9
Other cash flows from financing activities	(204.6)	(185.6)
Cash flows from financing activities	(230.1)	(95.7)

Effect of exchange rate changes on cash and cash equivalents	(0.1)	0.4
Net increase in cash and cash equivalents	58.8	8.0
Cash and cash equivalents – beginning of period	99.9	36.6
Cash and cash equivalents – end of period	$158.7	$44.6

Supplementary disclosure of cash flow information:
Interest paid, net, including cash settlements on interest rate swap agreements	$(151.4)	$(178.2)
Taxes (paid) refunded, net	$(38.4)	$35.0

CONTACT:
CDW Corporation
Investor Inquiries
Collin Kebo
Vice President, Financial Planning
(847) 419-6383
investorrelations@cdw.com
or
Media Inquiries
Mary Viola
Senior Director, Corporate Communications
(847) 968-0743
mediarelations@cdw.com